EX-28.h.27

Nationwide Fund Distributors LLC

One Nationwide Plaza, Mail Code 5-02-210

Columbus, OH 43215

May 1, 2020

Nationwide Variable Insurance Trust

One Nationwide Plaza, Mail Code 5-02-210

Columbus, Ohio 43215

Re:	12b-1 Fee Waiver

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Nationwide Fund Distributors LLC (the “Distributor”) agrees that, with respect to the DoubleLine NVIT Total Return Tactical Fund (the “Fund”), a series of Nationwide Variable Insurance Trust, the Distributor shall waive a portion of the Rule 12b-1 fees for the Class II Shares of the Fund in an amount equal to 0.10%, for the period from the date of this Agreement through April 30, 2021. The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Nationwide Fund Distributors LLC

By:	/s/ Lee T. Cummings
Name: Lee T. Cummings
Title: Senior Vice President

Your signature below acknowledges
acceptance of this Agreement:

Nationwide Variable Insurance Trust

By:	/s/ Allan J. Oster
Name: Allan J. Oster
Title: Assistant Secretary
Date: May 1, 2020